EXHIBIT INDEX

(d)(8) Investment Advisory Agreement between American Express Financial Corporation and American Express Asset Management International Inc., dated June 4, 2003.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.